Exhibit 10.2
ARTHUR LOMAX

July 16, 2014

PokerTek, Inc.
1150 Crews Road, Suite F
Matthews, NC 28105
Attention: Joseph J. Lahti
Chairman of the Board

Re: Second Amended and Restated 9% Secured Promissory Note due December 31, 2016, made by PokerTek, Inc. and held by Arthur Lomax dated April 28, 2014 (the “Note”)

Dear Mr. Lahti,

This will confirm my agreement to defer all payments due to me pursuant to the Note (the “Deferral Amount”) for the period commencing June 1, 2014 through and including December 31, 2014.

The Deferral Amount will be payable to me upon the earlier of: (i) the closing of either (a) the Merger contemplated by the Merger Agreement dated April 29, 2014 by and among Multimedia Games, Inc. et al., and PokerTek, Inc. (the “Merger Agreement”), or (b) the closing of a transaction in connection with a “Superior Proposal” (as defined in the Merger Agreement); or (ii) January 31, 2015.

All other terms and conditions of the Note shall remain unchanged.

Sincerely,
/s/ Arthur Lomax
Arthur Lomax